UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/27/2011

HEIDRICK & STRUGGLES INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-25837

Delaware	36-2681268
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

233 S. Wacker Dr., Suite 4200, Chicago, IL 60606
(Address of principal executive offices, including zip code)

312-496-1628
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 22, 2011, Heidrick & Struggles International, Inc. (the "Company") entered into a Separation Agreement and General Release (the "Agreement") with Scott J. Krenz, the Company's Executive Vice President and Chief Financial Officer. Mr. Krenz's last day of employment with the Company was April 22, 2011. Mr. Krenz will receive a separation payment equal to 1.5 times his base salary and target bonus, for a total separation payment of $1,125,000. The separation payment is payable in equal monthly installments over the eighteen month severance period. Under the terms of the Agreement, Mr. Krenz is also eligible for health benefits during the eighteen month severance period and outplacement services until March 31, 2012. The agreement also provides for the execution of a General Release and Waiver by Mr. Krenz and sets forth other covenants in connection with the termination of his employment.

A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by this reference. The foregoing description of the terms of Agreement is qualified in its entirety by reference to the full text of the Agreement.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

Date: April 27, 2011	By:	/s/ /Stephen W. Beard
Stephen W. Beard
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Separation Agreement and General Release between Heidrick & Struggles International, Inc. and Scott J. Krenz dated April 22, 2011